Exhibit 99.1



Press Release                         Source: Telzuit Medical Technologies, Inc.
Tuesday, February 21, 8:00 am ET

   TELZUIT MEDICAL TECHNOLOGIES, INC. ANNOUNCES THE COMPLETION OF ITS BIO-PATCH MEDICAL MONITORING CENTER - Completion marks the first time that IBM-contracted hardware and software will be customized and integrated with Bluetooth wireless technology for remote cardiac monitoring

ORLANDO, Fla., Feb. 21 /PRNewswire-FirstCall/ - Telzuit Medical Technologies, Inc. (the "Company" or "Telzuit") (OTC Bulletin Board: TZMT - News) announced today the completion of its medical monitoring center in Orlando, Fla. This state-of-the-art medical monitoring center, complete with IBM-contracted (NYSE:
IBM - News) hardware and software, is designed to support the data acquisition of Telzuit's complete line of Bio-Patch Wireless Heart Monitoring Products.

The completion of Telzuit's innovative medical monitoring center marks the first time that hardware and software contracted by IBM will be customized and integrated with Bluetooth wireless technology for remote cardiac monitoring. In addition, the fully customized solution will be enhanced by the integration of licensed Philips Medical Software, responsible for analyzing and electronically

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interpreting  the  data  sent wirelessly by the Bio-Patch. Once interpreted, the raw data will be generated into a full 12-lead report for the prescribing physician's final review. The licensed Philips software was fully integrated into this customized solution by both Telzuit & IBM.

Donald Sproat, CEO of Telzuit, commented, "The successful completion of our monitoring center is a significant step forward in the formal roll-out of our Bio-Patch Wireless Heart Monitoring System. With the unmatched expertise of IBM and Philips Medical, we have built a truly innovative and customized medical monitoring center that will serve as the backbone of the Bio-Patch System, representing a leap forward in the way that physicians obtain ECG data for their patients."

About  Telzuit  Medical  Technologies,  Inc.

Telzuit Medical Technologies, Inc. is dedicated to providing advanced mobile medicine for people worldwide. The first step in this mission will initially take the form of our state-of-the-art, FDA approved, Bio-Patch Wireless Heart Monitor. This is a full 12-lead, completely wireless, Holter monitor, which is new to the marketplace. Telzuit is also building its own dedicated intranet as a platform to handle several of the products it will be releasing, including its initial product, the Bio-Patch Wireless Heart Monitor. More information on Telzuit, its business model, and its products can be found on its website:
http://www.telzuit.com,  or  by  calling  407-354-1222.
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Forward  Looking  Statement:  Except  for  factual  statements  made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the health products industry, customer acceptance of products, and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Telzuit results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Telzuit undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

    Contact:

    Telzuit  Medical  Technologies,  Inc,  Orlando
    James  Tolan,  Senior  VP
    407-354-1222

    Brainerd  Communicators,  Inc.
    Jennifer  Gery  (press)

    Todd  St.  Onge  (investors)
    212-986-6667

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